Exhibit 21.0

Matria Healthcare, Inc., Subsidiaries

March 1, 2004

Name	Jurisdiction
*Clinical-Management Systems, Inc.	Georgia
Diabetes Acquisition, Inc.	Georgia
Gainor Medical Acquisition Company	Georgia
Diabetes Management Solutions, Inc. (formerly
USCI Healthcare Management Solutions, Inc.)	Delaware
Diabetes Self Care, Inc.	Virginia
Matria Laboratories, Inc.	Delaware
Facet Technologies Limited (formerly Gainor Medical	United Kingdom
Europe Limited)
*Gainor Medical International, L.L.C.	Georgia
Matria Holding GmbH	Germany (LLC)
(65% held by Diabetes Acquisitions, Inc.,
35% by Matria Healthcare, Inc.)
eu-Medical GmbH	Germany (LLC)
Dia Real GmbH & Co. KG	Germany (LLC)
*Gainor Medical Direct, L.L.C.	Georgia
*A.R. Medical Supplies, Inc.	Florida
Facet Technologies, LLC (formerly Gainor Medical
North America, L.L.C.)	Georgia
MarketRing.com, Inc.	Delaware
Matria of New York, Inc.	New York
Matria Healthcare of Illinois, Inc.	Georgia
Matria Healthcare Puerto Rico, Inc.	Puerto Rico
MHI Insurance Ltd.	Vermont
*National Reproductive Medical Centers, Inc.	Delaware
*Infertility Mangement Services, Inc.	Delaware
*PFCC Liquidation Corp. (formerly Pacific Fertility
Centers of California, Inc.)	California
*PFMG Liquidation Corp. (formerly
Pacific Fertility Medical Group, Inc.)	California
*PFPC Liquidation Corp. (formerly Pacific Fertility
Parenting Center, Inc.)	California
*Q Liquidation Corp. (formerly Quality Diagnostic Services,
Inc.)	Delaware
Quality Oncology, Inc.	Delaware
*Shared Care, Inc.	Georgia

*Inactive
Note: The above subsidiaries (except Matria Healthcare Puerto Rico, Inc., in which Matria owns a 51% interest) are directly or indirectly 100% owned by Matria Healthcare, Inc.